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                          ARTICLES SUPPLEMENTARY TO THE
                                   CHARTER OF
                           EQUITRUST SERIES FUND, INC.


         EquiTrust Series Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter called the "Corporation") whose principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: In Article IV of the Charter, the Value Growth Portfolio Traditional Shares shall be redesignated as the Value Growth Portfolio Class B Shares, the Money Market Portfolio Traditional Shares shall be redesignated as the Money Market Portfolio Class B Shares, the High Grade Bond Portfolio Traditional Shares shall be redesignated as the High Grade Bond Portfolio Class B Shares, the Strategic Yield Portfolio Traditional Shares shall be redesignated as the Strategic Yield Portfolio Class B Shares, the Blue Chip Portfolio Traditional Shares shall be redesignated as the Blue Chip Portfolio Class B Shares, and the Managed Portfolio Traditional Shares shall be redesignated as the Managed Portfolio Class B Shares.

         SECOND: The shares aforesaid have been duly classified by the board of directors pursuant to authority and power contained in the charter of the Corporation.

         IN WITNESS WHEREOF, EquiTrust Series Fund, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on August 15, 2003.


[SEAL]                                   EQUITRUST SERIES FUND, INC.



Attest: /s/ KRISTI ROJOHN            By: /s/ CRAIG A. LANG
        -------------------------        -------------------------
        Kristi Rojohn                    Craig A. Lang
        Secretary                        President